Exhibit 99(B)

STATEMENT OF INCOME INFORMATION

ECOLAB INC.

RESTATED FOR SFAS 123(R)

Year ended December 31 (thousands, except per share)	2004	2003	2002	2001	2000	1999	1998	1997	1996	1995

Operations
Net sales
United States	$2,135,660	$2,014,767	$1,923,500	$1,821,902	$1,746,698	$1,605,385	$1,429,711	$1,251,517	$1,127,281	$1,008,910
International	2,049,273	1,747,052	1,480,085	498,808	483,963	444,413	431,366	364,524	341,231	310,755
Total	4,184,933	3,761,819	3,403,585	2,320,710	2,230,661	2,049,798	1,861,077	1,616,041	1,468,512	1,319,665
Cost of sales	2,033,492	1,846,584	1,688,710	1,121,133	1,056,899	963,900	875,102	745,437	694,909	622,389
Selling, general and administrative expenses	1,657,084	1,459,818	1,304,239	898,159	864,072	804,436	730,170	655,726	590,641	535,528
Gain on sale of Jackson business					(25,925)
Special charges and restructuring expenses	4,467	408	37,031	824	5,189
Operating income	489,890	455,009	373,605	300,594	330,426	281,462	255,805	214,878	182,962	161,748
Gain on sale of equity investment		11,105
Interest expense, net	45,344	45,345	43,895	28,434	24,605	22,713	21,742	12,637	14,372	11,505
Income from continuing operations before income taxes and equity in earnings of Henkel-Ecolab	444,546	420,769	329,710	272,160	305,821	258,749	234,063	202,241	168,590	150,243
Provision for income taxes	161,853	160,179	131,277	110,453	124,467	106,412	99,340	83,911	69,840	59,323
Equity in earnings of joint venture				15,833	19,516	18,317	16,050	13,433	13,011	7,702
Income from continuing operations	282,693	260,590	198,433	177,540	200,870	170,654	150,773	131,763	111,761	98,622
Gain from discontinued operations	—	—	1,882	—	—	—	38,000	—	—	—
Changes in accounting principles	—	—	(4,002)	—	(2,428)	—	—	—	—	—
Net income, as reported	282,693	260,590	196,313	177,540	198,442	170,654	188,773	131,763	111,761	98,622
Adjustments				18,471	17,762	16,631	14,934	11,195	10,683	8,096
Adjusted net income	$282,693	$260,590	$196,313	$196,011	$216,204	$187,285	$203,707	$142,958	$122,444	$106,718

Income per common share, as reported
Basic-continuing operations	$1.10	$1.00	$0.77	$0.70	$0.79	$0.66	$0.58	$0.51	$0.43	$0.37
Basic-Net income	1.10	1.00	0.76	0.70	0.78	0.66	0.73	0.51	0.43	0.37
Diluted, as reported
Continuing operations	1.09	0.99	0.76	0.68	0.76	0.63	0.56	0.49	0.42	0.37
Net income	1.09	0.99	0.75	0.68	0.75	0.63	0.70	0.49	0.42	0.37
Adjusted income per common share
Basic-continuing operations	1.10	1.00	0.77	0.77	0.86	0.72	0.64	0.55	0.47	0.40
Basic-net income	1.10	1.00	0.76	0.77	0.85	0.72	0.79	0.55	0.47	0.40
Diluted - continuing operations	1.09	0.99	0.76	0.75	0.83	0.70	0.62	0.53	0.46	0.40
Diluted - net income	$1.09	$0.99	$0.75	$0.75	$0.82	$0.70	$0.76	$0.53	$0.46	$0.40
Average common shares outstanding - basic	257,575	259,454	258,147	254,832	255,505	259,099	258,314	258,891	257,983	264,387
Average common shares outstanding - diluted	260,407	262,737	261,574	259,855	263,892	268,837	268,095	267,643	265,634	269,912

Selected Income Statement Measures
Income statement ratios
Gross profit	51.4%	50.9%	50.4%	51.7%	52.6%	53.0%	53.0%	53.9%	52.7%	52.8%
Selling, general and administrative expenses	39.6%	38.8%	38.3%	38.7%	38.7%	39.2%	39.2%	40.6%	40.2%	40.6%
Operating income	11.7%	12.1%	11.0%	13.0%	14.8%	13.7%	13.7%	13.3%	12.5%	12.3%
Income from continuing operations before income taxes	10.6%	11.2%	9.7%	11.7%	13.7%	12.6%	12.6%	12.5%	11.5%	11.4%
Income from continuing operations	6.8%	6.9%	5.8%	7.7%	9.0%	8.3%	8.1%	8.2%	7.6%	7.5%
Effective income tax rate	36.4%	38.1%	39.8%	40.6%	40.7%	41.1%	42.4%	41.5%	41.4%	39.5%
Return on beginning equity	21.4%	23.2%	21.9%	23.1%	25.8%	24.6%	34.1%	25.3%	24.5%	21.4%
Return on average equity	19.4%	21.3%	19.5%	21.3%	25.8%	23.3%	30.3%	24.6%	22.9%	21.5%

Other Information
Annual common stock price range	$35.59-26.12	$27.92-23.08	$25.20-18.27	$22.10-14.25	$22.85-14.00	$22.22-15.85	$19.00-13.07	$14.00-9.07	$9.88-7.28	$7.94-5.00
Number of employees	21,338	20,826	20,417	19,326	14,250	12,870	12,007	10,210	9,573	9,026